                                                                     Exhibit 5.1

                    [LETTERHEAD OF DECHERT PRICE & RHOADS]

                               December 16, 1999


Internet Capital Group, Inc.
435 Devon Park Drive
Building 800
Wayne, Pennsylvania  19087

        Re:  Form S-1 Registration Statement
             (the "462(b) Registration Statement")
             -------------------------------------

Gentlemen and Ladies:

       We have acted as counsel to Internet Capital Group, Inc., a Delaware Corporation (the "Company"), in connection with the preparation and filing of the 462(b) Registration Statement under the Securities Act of 1933, as amended, and the Trust Indenture Act of 1939, as amended, in connection with the proposed issuance by the Company of up to an additional $57,500,000 principal amount of Convertible Subordinated Notes due 2004 (the "Additional Notes"). The Additional Notes are to be issued pursuant to the terms of an Indenture substantially in the form filed as Exhibit 4.2 to the 462(b) Registration Statement (the "Indenture"), between the Company and Chase Manhattan Trust Company, National Association, as Trustee.

       The 462(b) Registration Statement covering the offer and sale of the Additional Notes is being filed with the Securities and Exchange Commission (the "Commission") in connection with the proposed public offering described in the Company's Registration Statement on Form S-1 (Registration No. 333-91447) filed with the Commission on November 22, 1999, as amended, and which became effective on December 15, 1999.

       We have participated in the preparation of the 462(b) Registration Statement and have made such legal and factual examination and inquiry which we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

       Based on the foregoing it is our opinion that the Additional Notes have been duly authorized by the Company, and when executed, authenticated and delivered in accordance with the terms of the Indenture, and paid for in the manner and at the prices set forth in the 462(b) Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditors' rights or debtors' obligations and to general principles of equity.

       We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the use of our name in the Prospectus contained therein, under the caption "Legal Matters." In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                       Very truly yours,

                                       DECHERT PRICE & RHOADS